     Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
Flagstar Bancorp, Inc. Commences Rights Offering and Secures Modification of Brokered Deposit Restriction to Allow CDARS Deposits
TROY, Mich., December 31, 2009 — Flagstar Bancorp, Inc. (NYSE: FBC) (“Flagstar” or the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today announced the commencement of the previously announced rights offering for up to 704,234,180 shares of its common stock. On December 30, 2009, the Company’s Registration Statement on Form S-3 related to the rights offering was declared effective by the Securities and Exchange Commission.
Under the rights offering, each stockholder of record as of the December 24, 2009 record date will receive, at no charge, approximately 1.5023 non-transferable subscription rights for each share of the Company’s common stock owned on the record date. Each right will entitle the holder to purchase one share of the Company’s common stock at the subscription price equal $0.71 per whole share. Flagstar will not issue fractional rights or shares; if the number of shares of common stock held by a stockholder on the record date would have resulted in its receipt of fractional rights, the number of rights to be issued to that stockholder will be rounded up to the nearest whole number. The subscription rights will be exercisable until 5:00 p.m. New York City time on January 25, 2010, unless Flagstar extends the rights offering. If all of the subscription rights are exercised the total purchase price for the shares offered in this rights offering to be approximately $500 million, assuming full participation. Flagstar reserves the right to cancel or terminate the rights offering until such time as MP Thrift Investments L.P. (“MP Thrift”), our controlling stockholder, exercises its subscription rights for at least $300 million.
The Company further announced that its request to modify the previously disclosed restriction on brokered deposits to allow for CDARS deposits has been granted. The Company also is continuing discussions with its regulators about any additional regulatory restrictions that may be imposed. While an agreement has not yet been formalized, the Company believes, based on recent discussions with its regulators, that any additional restrictions will not be material or constrain management’s ability to implement and execute its current business plan. Accordingly, although there can be no assurance, the Company believes that it will close the rights offering and raise at least $300 million.
Questions about the rights offering or requests for additional copies of documents, including the prospectus and the accompanying prospectus supplement, may be directed to the subscription agent for the rights offering, Registrar and Transfer Company, at (800) 368-5948.
The rights offering will be made only by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Flagstar, with $14.8 billion in total assets as of September 30, 2009, is the largest savings bank headquartered in the Midwest and the largest financial institution headquartered in Michigan. At September 30, 2009, Flagstar operated 176 banking centers in Michigan, Indiana and Georgia and 42 home loan centers in 18 states. The Bank originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.
Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties, including, but not limited to, the risk that, because of business, economic or market conditions or for any other reasons within the Company’s discretion, the Company may decide not to pursue the rights offering on the terms proposed, if at all, and that the rights offering may not be consummated. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing risks and uncertainties are not exclusive.